AMENDMENT NUMBER 2 to the

Amended and Restated DECLARATION OF TRUST

of

ROCHESTER PORTFOLIO SERIES

This Amendment Number 2 is made as of January 22, 2013 to the Amended and Restated Declaration of Trust of Rochester Portfolio Series (the "Trust"), dated June 26, 2009, by the duly authorized individual executing this amendment on behalf of the Trustees of the Trust.

WHEREAS, the Trustees established Rochester Portfolio Series as a trust under the laws of the Commonwealth of Massachusetts under a Declaration of Trust dated June 13, 1991, as amended and restated on January 26, 1995 and on June 26, 2009 and as further amended on September 23, 2010; and

WHEREAS, the Trustees, acting pursuant to Sections 4.9(b) of ARTICLE IV and 11.1 of ARTICLE XI of the Trust’s Amended and Restated Declaration of Trust, desire to make a permitted change to said Amended and Restated Declaration of Trust without shareholder approval, to change the name of the sole Series of Shares of the Trust from “Limited Term New York Municipal Fund” to “Oppenheimer Rochester Limited Term New York Municipal Fund,” and have authorized the undersigned officer to execute this amendment on their behalf.

NOW, THEREFORE, the preamble of the Amended and Restated Declaration of Trust is amended by deleting the second paragraph of said Amended and Restated Declaration of Trust in its entirety and replacing it with the following:

“WHEREAS, the Trustees established Rochester Portfolio Series, a business trust currently with one series, Oppenheimer Rochester Limited Term New York Municipal Fund, under the laws of the Commonwealth of Massachusetts under an Agreement and Declaration of Trust dated June 13, 1991, as amended and restated on January 26, 1995, as further amended from time to time thereafter (collectively, the “Declaration of Trust”); and”

Acting pursuant to Sections 11.1 and 11.2 of ARTICLE XI, the undersigned signs this amendment by and on behalf of the Trustees.

/s/Lisa I. Bloomberg, Assistant Secretary

Lisa I. Bloomberg, Assistant Secretary

The Declaration of Trust establishing Rochester Portfolio Series, dated June 13, 1991, as amended and restated on January 26, 1995 and June 26, 2009 and as further amended on September 23, 2010, and as amended thereafter, a copy of which, together with all amendments thereto, is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust but the Trust Property only shall be liable.